EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

Company Name	Jurisdiction of Organization
Neustar Information Services, Inc.	Delaware
UltraDNS Corporation	Delaware
MarketShare Partners, LLC	Delaware